Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES RESULTS IN BOARD ELECTIONS

PITTSBURGH, November 15, 2013 – The Board of Directors of the Federal Home Loan Bank of Pittsburgh (FHLBank) today announced the results of recent elections.

New Independent Director – FHLBank’s members elected one non-incumbent director to an independent directorship. The new director is Angela J. Yochem, current Global Chief Information Officer of BDP International, a $2 billion global logistics company, sharing responsibility with six other senior leaders for the company’s strategy and global operations. At BDP, Ms. Yochem’s responsibilities include setting and implementing corporate strategy, as well as several aspects of corporate governance and operating committee functions.

Earlier, Ms. Yochem served as Global Chief Technology Officer for AstraZeneca, a global biopharmaceutical company; was one of four divisional CIOs for Dell, a multinational technology corporation; and served as a Senior Vice President and Strategic Architecture Executive at Bank of America. Ms. Yochem has led transformations that opened new lines of business for major corporations, created new investment streams through massive cost reductions, built innovative models allowing tech divisions to engage with third parties to surpass business competition and overhauled large IT shops to reduce risk.

Ms. Yochem earned a Master of Science degree in Computer Science from the University of Tennessee and a Bachelor of Music from DePauw University. She has also served on several boards focusing on long-term strategic planning, competitive threats and tactical responses across software companies, major universities and non-profits.

Ms. Yochem will begin her term on January 1, 2014.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Announces Results in Board Election – page two

Incumbent Pennsylvania Member Directors – FHLBank’s members re-elected two member directors. Re-elected member directors are Charles J. Nugent, Vice President of Fulton Bank, N.A., and Patrick J. Ward, Chairman and Chief Executive Officer of Penn Liberty Bank.

Incumbent Independent Director – FHLBank’s membership re-elected one non-member independent director, Rev. Luis A. Cortés, Jr., President of Esperanza in Philadelphia, Pennsylvania.

Other Directors Serving on the FHLBank Pittsburgh Board of Directors – In addition to the directors-elect listed above, FHLBank Pittsburgh’s Board of Directors for 2014 also includes the following members: Patrick A. Bond, Chairman; John K. Darr, Vice Chairman; Maureen Breakiron-Evans; Pamela H. Godwin; Brian A. Hudson; William C. Marsh; Charlotte B. McLaughlin; Lynda A. Messick; John S. Milinovich; Bradford E. Ritchie and Frederick E. Schea.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance, community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so that members can better serve their communities. FHLBank Pittsburgh is privately capitalized and funded and does not use taxpayer dollars. At September 30, 2013, the Bank had 298 members in its district of Delaware, Pennsylvania and West Virginia and approximately $62 billion in assets. FHLBank Pittsburgh is one of 12 Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

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